Exhibit 99.7

FORM OF LETTER TO BROKERS AND OTHER NOMINEE HOLDERS

FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.

SUBSCRIPTION RIGHTS TO PURCHASE SHARES OF COMMON STOCK

OFFERED PURSUANT TO SUBSCRIPTION RIGHTS
DISTRIBUTED TO STOCKHOLDERS
OF FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.

[•] [•], 2011

To Security Dealers, Commercial Banks,
Trust Companies and Other Nominees:

This letter is being distributed to securities dealers, commercial banks, trust companies and other nominees in connection with the rights offering (the “Rights Offering”) by First Federal Bancshares of Arkansas, Inc. (the “Company”) of shares of Common Stock (as such term is defined below), pursuant to non-transferable subscription rights (the “Rights”) distributed to all holders of record after taking into account the 1-for-5 reverse stock split that occurred on [•] [•], 2011 (the “Recordholders”) of shares of Company common stock, par value $0.01 per share (“Common Stock”), at 5:00 p.m., Eastern Time, on March 23, 2011 (the “Record Date”),. The Rights and Common Stock are described in the offering prospectus dated [•] [•], 2011 (the “Prospectus”).

In the Rights Offering, the Company is offering an aggregate of up to 2,908,071 shares of Common Stock, as described in the Prospectus.

The Rights will expire, if not exercised prior to 5:00 p.m., Eastern Time, on [•] [•], 2011, unless extended by the Company (as it may be extended, the “Expiration Time”).

As described in the accompanying Prospectus, each beneficial owner of shares of Common Stock registered in your name or the name of your nominee is entitled to one Right for each share of Common Stock owned by such beneficial owner at 5:00 p.m., Eastern Time, on the Record Date. Each Right will allow the holder thereof to subscribe for three (3) shares of Common Stock (the “Basic Subscription Right”) at the cash price of $3.00 per full share (the “Subscription Price”). For example, if a beneficial owner owned 100 shares of Common Stock as of 5:00 p.m., Eastern Time, on the Record Date, it would receive 100 Rights and would have the right to purchase 300 shares of Common Stock for the Subscription Price.

If a beneficial owner instructs you, as the Recordholder, to purchase all of the shares of Common Stock available to it pursuant to that portion of the Basic Subscription Right attributable to the beneficial owner, the beneficial owner also may instruct you to exercise on its behalf an oversubscription privilege (the “Oversubscription Privilege”) to purchase a portion of any shares of our Common Stock that are not purchased by our Recordholders through the exercise of their Basic Subscription Rights (the “Unsubscribed Shares”), subject to availability and allocation of such shares, and provided that no beneficial owner may thereby acquire, together with its affiliates, beneficial ownership of 4.9% or more of the shares of our outstanding Common Stock (19,302,690 shares of Common Stock outstanding assuming that all of the shares available in the Rights Offering are purchased). If, however, oversubscription requests exceed the number of Unsubscribed Shares, we will allocate the Unsubscribed Shares pro rata among the Recordholders exercising the Oversubscription Privilege in proportion to the number of shares of Common Stock owned by such Recordholder as of 5:00 p.m., Eastern Time, on the Record Date, relative to the number of shares owned on the Record Date by all Recordholders exercising the Oversubscription Privilege.

Each Recordholder will be required to submit payment in full on behalf of the beneficial owner for all the shares it wishes you to buy on its behalf with the Basic Subscription Right and the Oversubscription Privilege. Because the Company will not know the total number of Unsubscribed Shares prior to the expiration of the Rights Offering, if a beneficial owner wishes to maximize the number of shares you purchase on its behalf pursuant to the Oversubscription Privilege, you will need to deliver payment on behalf of the beneficial owner in an amount equal to the aggregate Subscription Price for the maximum number of shares of Common Stock desired by the beneficial owner. Fractional shares of Common Stock resulting from the exercise of the Oversubscription Privilege will be eliminated by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly. Any excess subscription payments received by Registrar and Transfer Company, as the subscription agent (the “Subscription Agent”), will be returned, without interest or penalty, as soon as practicable.

The Company can provide no assurances that each Recordholder will actually be entitled to purchase the number of shares of Common Stock issuable upon the exercise of its Oversubscription Privilege in full at the expiration of the Rights Offering. The Company will not be able to satisfy a Recordholder’s exercise of the Oversubscription Privilege if all Recordholders exercise their Basic Subscription Rights in full, and we will only honor an Oversubscription Privilege to the extent sufficient shares of Common Stock are available following the exercise of the Basic Subscription Rights. See “Terms of the Offering —Oversubscription Privilege” in the Prospectus for more information on how the oversubscription shares will be allocated.

•                  To the extent the aggregate Subscription Price of the actual number of shares allocated to a Recordholder on behalf of a beneficial owner pursuant to the Oversubscription Privilege is less than the amount the Recordholder actually paid to the Subscription Agent, the excess subscription payments will be returned to the Recordholder by the Subscription Agent as soon as practicable, without interest or penalty, following the closing of this Rights Offering.

•                  To the extent the amount a Recordholder actually paid on behalf of a beneficial owner in connection with the exercise of the Oversubscription Privilege is less than the aggregate Subscription Price of the shares allocated to the Recordholder pursuant to the Oversubscription Privilege, the Recordholder will receive only the number of shares for which the Recordholder actually paid.

We are asking all brokers, dealers, commercial banks, trust companies, or other nominees to notify beneficial owners as soon as possible, provide the beneficial owner with the “Beneficial Owner Election Form” and other related materials, and instruct the beneficial owner on completing and returning the forms necessary to effect transactions relating to the Rights on their behalf.

All commissions, fees and other expenses (including brokerage commissions and transfer taxes), other than fees and expenses of the Subscription Agent, incurred in connection with the exercise of the Rights will be for the account of the holder of the Rights, and none of such commissions, fees or expenses will be paid by the Company or the Subscription Agent.

Enclosed are copies of the following documents:

1.               Prospectus;

2.               A form of letter that may be sent to your clients for whose accounts you hold shares of Common Stock registered in your name or the name of your nominee, with an attached form of instructions;

3.               Beneficial Owner Election Form;

4.               Nominee Holder Certification;

5.               Notice of Important Tax Information; and

6.               A return envelope addressed to Registrar and Transfer Company, the Subscription Agent.

Your prompt action is requested. To exercise a beneficial owner’s Rights, you should deliver the properly completed Nominee Holder Certification, with payment of the Subscription Price in full for each share of Common Stock subscribed for pursuant to the Basic Subscription Right and the Oversubscription Privilege, to the Subscription Agent, as indicated in the Prospectus. The Subscription Agent must receive the Nominee Holder Certification with payment of the Subscription Price, including final clearance of any checks, prior to the Expiration Time. A beneficial owner cannot revoke the exercise of its Rights. Rights not exercised prior to the Expiration Time will expire.

If you fail to properly complete and duly sign the required subscription documents or otherwise fail to follow the subscription procedures on behalf of your clients that apply to the exercise of the Rights before the Expiration Time, the Subscription Agent will reject the beneficial owner’s subscription or accept it only to the extent of the payment received.  Neither the Company nor the Subscription Agent accepts any responsibility to contact you concerning an incomplete or incorrect subscription document, nor are we under any obligation to correct such documents.  Either the Company or the Subscription Agent has the sole discretion to determine whether a subscription exercise properly complies with the subscription procedures.

Please contact the Investor Relations Department of Registrar and Transfer Company, the Subscription Agent, by calling (800) 368-5948 (toll free) or via e-mail at info@rtco.com.com if you have any inquiries or require assistance concerning the Rights Offering.

Very truly yours,

First Federal Bancshares of Arkansas, Inc.

NOTHING IN THE PROSPECTUS OR IN THE OTHER ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF THE COMPANY, THE SUBSCRIPTION AGENT OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE SECURITIES ISSUABLE UPON VALID EXERCISE OF THE RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFERING EXCEPT FOR STATEMENTS MADE IN THE PROSPECTUS.